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GATEWAY ENERGY CORPORATION
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1415 Louisiana Street, Suite 4100
Houston, Texas 77002

An Open Letter to Mr. Frederick M. Pevow, Jr.

May 12, 2010
Dear Mr. Pevow:

It has been well over six weeks since you launched your hostile takeover attempt of Gateway Energy.  As we informed you earlier, your attempt to replace the current Board of Directors cannot be effective under Gateway's bylaws and Delaware law.  However, you continue to fight a futile effort and have even sued Josh Buterin, one of our long-time supportive shareholders.  Even if you are successful at obtaining the necessary number of consents, your proposal to replace six of our existing directors is invalid.  You will have spent a tremendous amount of your own money in your self-serving campaign, which you obviously have a right to do.  However, the fact that you have forced Gateway to continue to spend a large sum of money – stockholder money – to protect the interests of our stockholders is unconscionable and accomplishes nothing.  You should review recent filings in a similar consent solicitation by Great Hill Investors involving Vitacost.com, Inc. for an example of one correct method of accomplishing your objectives.

Your inability to comply with Gateway's basic bylaw requirements illustrates a grave concern – why should stockholders trust you and your nominees to run a complicated business like Gateway if you cannot manage a simple hostile vote campaign?  How much money are we going to have to spend addressing your ill-conceived actions?

While you have been talking about cutting costs, you have actually increased Gateway's costs significantly.  At the same time, Gateway's Board continues to take steps to reduce general and administrative expenses.  For the first quarter 2010, Gateway will be reporting a 30% reduction in general and administrative expenses, as compared to the first quarter 2009.  Those are real results, not just talk.

You have now resorted to sending our stockholders a misleading letter comparing Gateway to highly capitalized MLP's.  You try to pass vague statements that say nothing concrete as a strategic plan about how you would grow Gateway to become a multi-billion dollar enterprise like those.

Please stop your hostile takeover attempt.  We renew our offer to work with you for the benefit of all our stockholders.  Our Board is meeting next Wednesday, May 19, at our offices in Houston, and we welcome you to come and present any ideas you may have for the growth of Gateway and the enhancement of stockholder value.

Very truly yours,

/s/ Robert Panico
Robert Panico
President and Chief Executive Officer

Important Additional Information

Gateway has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and relevant documents concerning the consent solicitation by Pevow and Gateway's solicitation of revocations of any consents given to Pevow.  Stockholders of Gateway are strongly advised to read the proxy statement and other relevant materials when they become available because they will contain important information about Gateway, Pevow's consent solicitation and Gateway's consent revocation solicitation. Stockholders may obtain a free copy of the proxy statement at www.proxyonline.com/docs/gatewayenergy and any other relevant documents filed by Gateway with the SEC (when available) at the SEC’s Web site at www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by Gateway by contacting:

The Altman Group, Inc.
1200 Wall Street West, 3rd Fl.
Lyndhurst, NJ 07071